UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2012

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2012, Optimer Pharmaceuticals, Inc. (“Optimer”) entered into a Collaboration and License Agreement (“License Agreement”) with Astellas Pharma Inc. (“Astellas”) pursuant to which Optimer granted to Astellas an exclusive, royalty-bearing license under certain of Optimer’s know-how and intellectual property to develop and commercialize fidaxomicin in Japan.  Under the terms of the License Agreement, Astellas has agreed to use commercially reasonable efforts to develop and commercialize fidaxomicin in Japan at its expense, and is obligated to achieve certain additional regulatory and commercial diligence milestones with respect to fidaxomicin in Japan.  In addition, under the terms of the License Agreement, Astellas granted to Optimer an exclusive, royalty-free license under know-how and intellectual property generated by Astellas and its sublicensees in the course of developing fidaxomicin and controlled by Astellas or its affiliates for use by Optimer and any of its sublicensees in the development and commercialization of fidaxomicin outside Japan and, following termination of the License Agreement and subject to payment by Optimer of single-digit royalties, in Japan.  In addition, under the terms of a Supply Agreement (“Supply Agreement”) entered into by Astellas and Optimer’s wholly-owned Luxembourg subsidiary, Optimer Luxembourg 2 S.à r.l. (“Optimer Luxembourg”), on the same date, Optimer Luxembourg will be the exclusive supplier of fidaxomicin to Astellas for Astellas’ development and commercialization activities in Japan during the term of the Supply Agreement.

Under the terms of the License Agreement, Astellas is obligated to pay Optimer an upfront fee equal to $20,000,000 and Optimer is eligible to receive additional cash payments totaling up to $70,000,000 upon the achievement by Astellas of specified regulatory and commercial milestones.  In addition, Optimer will be entitled to receive royalties on net sales of fidaxomicin products in Japan above an agreed threshold, which royalties are subject to reduction in certain, limited circumstances.  Such royalties will be payable by Astellas on a product-by-product basis until a generic product accounts for a specified market share of the applicable fidaxomicin product in Japan. Under the Supply Agreement, in exchange for commercial supply of fidaxomicin, Astellas is obligated to pay Optimer Luxembourg a price equal to net sales of fidaxomicin products in Japan minus a discount that is based on a high double-digit percentage of such net sales and a mark-up to cost of goods.  This price will be payable by Astellas on a product-by-product basis for commercial supply until a generic product accounts for a specified market share of the applicable fidaxomicin product in Japan.

The License Agreement will continue in effect on a product-by-product basis until expiration of Astellas’ obligation to pay royalties with respect to each fidaxomicin product in Japan, unless terminated early by either party as more fully described below.  Following expiration of the License Agreement, Astellas’ license to develop and commercialize the applicable fidaxomicin product will become non-exclusive.  Each of Optimer and Astellas may terminate the License Agreement prior to expiration upon the material breach of such agreement by the other party or upon the bankruptcy or insolvency of the other party.  In addition, Optimer may terminate the License Agreement prior to expiration in the event Astellas or any of its affiliates or sublicensees commences an interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any patent licensed to it under the License Agreement, and Astellas may terminate the License Agreement prior to expiration for any reason upon 180 days’ prior written notice to Optimer.  Upon any such termination, the license granted to Astellas (in total or with respect to the terminated product, as applicable) will terminate and revert to Optimer.  The Supply Agreement will continue in effect until terminated by either party as more fully described below.  Each of Optimer Luxembourg and Astellas may terminate the Supply Agreement (i) upon the material breach of such agreement by the other party, (ii) upon the bankruptcy or insolvency of the other party or (iii) on a product-by-product basis following expiration of Astellas’ obligation to pay the price described above with respect to the applicable fidaxomicin product, or in its entirety following expiration of Astellas’ obligation to pay the price described above with respect to all fidaxomicin products.

The foregoing summary of the License Agreement and the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement and the Supply Agreement, each of which will be attached as an exhibit to our quarterly report on Form 10-Q for the quarter ending March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: March 30, 2012	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)